Exhibit 99.1

CV SCIENCES, INC. APPOINTS NEW CHIEF ACCOUNTING OFFICER

January 8, 2019

LAS VEGAS, January 8, 2019 (GLOBE NEWSWIRE) --  CV Sciences, Inc. (OTCQB: CVSI) (the “Company”, “we” or “our”), a preeminent supplier and manufacturer of hemp CBD products through its industry-dominating brand PlusCBD Oil™, announced today the appointment of Joerg Grasser as Chief Accounting Officer, effective December 26, 2018. Mr. Grasser will report to CV Sciences’ Chief Executive Officer Joseph Dowling and will oversee the Company’s Accounting, Business Operations, Financial Planning and Analysis, Financial Reporting, SEC Reporting, Tax, Treasury and Information Technology functions.

Mr. Grasser joins the Company with more than 20 years of experience and an extensive background in accounting, finance, financial reporting and operations. Prior to his role at CV Sciences, Mr. Grasser was Controller at Ballast Point Brewing, a subsidiary of Constellation Brands, Inc. Prior to his role at Ballast Point, Mr. Grasser held senior finance positions with Sequenom, Inc. and Peregrine Semiconductor Corporation. Mr. Grasser began his career at KPMG LLP providing audit and IT advisory services, advancing to senior audit manager. He has an MBA from the Keller Graduate School of Management, a BA from University of Regensburg and is a Certified Public Accountant.

“We’re excited to have Joerg Grasser join CV Sciences to further strengthen our management team, continue to drive strong revenue growth and profitability, and to help realize on the tremendous potential of our fast-growing industry,” said Joseph Dowling, Chief Executive Officer. “Joerg’s extensive financial, accounting and reporting experience, strong leadership skills, and commitment to ethical standards make him the ideal choice to contribute to CV Sciences’ continued momentum,” added Mr. Dowling.

About CV Sciences, Inc.
CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a drug development division focused on developing and commercializing novel therapeutics utilizing synthetic CBD; and a consumer product division focused on manufacturing, marketing and selling plant-based CBD products (PlusCBD Oil™) to a range of market sectors. CV Sciences, Inc. has offices and facilities in San Diego, California; and Las Vegas, Nevada. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

FORWARD-LOOKING DISCLAIMER
This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties.

Investor and Media Contact:
ir@cvsciences.com
866-976-4784

Source: CV Sciences, Inc.

Released January 8, 2019